Exhibit 99.1

NEWS RELEASE
Media Contact (English) — David A. Harpole +1 713 309 4125
Media Contact (French) — Caroline Henry +33 (4) 42 74 61 09
Investors — Douglas J. Pike +1 713 309 7141
FOR IMMEDIATE RELEASE
LyondellBasell Finds No Buyer for Berre, France Refinery
ROTTERDAM, Sept. 27, 2011 — LyondellBasell (NYSE: LYB) today announced that the sales offering for the 105,000 barrels-per-day refinery in Berre, France has resulted in no offer to purchase the refinery. As a result, Compagnie Petrochimique de Berre S.A.S. (CPB), the refinery operator, intends to initiate consultations with its works councils, as defined under French law, on a project to cease refinery operations.
“After conducting a thorough sales offering that included reaching out to 85 entities throughout the world with the assistance of Barclays Capital and the Invest in France Agency (AFII), unfortunately not a single bid was received for the refinery,” said Jean Gadbois, General Manager of the Berre site.
“Despite efforts from employees and management, the refinery continues to suffer severe losses and remains unprofitable,” Gadbois said. “With no viable prospects for a buyer of the refinery, we intend to initiate the consultation process regarding the contemplated closure of refinery operations. We intend to focus our resources on the core petrochemical assets at Berre.”
Approximately 370 jobs would be impacted by this project to cease refinery operations. The continuation of the petrochemical operations at Berre would preserve approximately 900 jobs at the Berre site.
The petrochemical assets at Berre include a steam cracker and world-scale polypropylene and polyethylene plants owned and operated by another LyondellBasell subsidiary. The potential closure would not affect depot operations or the petrochemical plants and third-party facilities at Berre.
The required consultation with the works councils in France is expected to begin in October.
LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
Media Contact — David A. Harpole +1 713 309 4125
Investors — Douglas J. Pike +1 713 309 7141
SOURCE LyondellBasell Industries
LyondellBasell Industries
www.lyondellbasell.com